Exhibit 99.1

April 23, 2013

StanCorp Financial Group, Inc. Reports First Quarter 2013 Earnings

PORTLAND, Ore. — April 23, 2013 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the first quarter of 2013 of $46.8 million, or $1.05 per diluted share, compared to net income for the first quarter of 2012 of $35.2 million, or $0.79 per diluted share. After-tax net capital losses were $1.0 million for the first quarter of 2013, compared to $0.1 million for the first quarter of 2012.

Net income excluding after-tax net capital losses was $1.07 per diluted share for the first quarter of 2013, compared to $0.79 per diluted share for the first quarter of 2012 (see discussion of non-GAAP financial measures below). The increase in net income excluding after-tax net capital losses for the first quarter of 2013 was primarily due to lower operating expenses as a result of expense management initiatives implemented in the first quarter of 2013 to offset the negative effects of the continued low interest rate environment and lower group insurance premiums compared to 2012.

“Our first quarter financial results reflect a strong start to 2013,” said Greg Ness, chairman, president and chief executive officer. “I am pleased with our expense management efforts and our continued progress in implementing pricing actions in our group long term disability business. While economic uncertainty remains, we are confident in the steps we are taking to improve the profitability of our businesses.”

2013 Guidance

The Company amended its postretirement benefit plan as part of its expense management initiatives to reduce future benefits to plan participants. The amendment reduced operating expenses by $10.3 million or $0.15 per diluted share for the first quarter of 2013 and is expected to reduce operating expenses for the second quarter of 2013 by a similar amount. As a result, the Company has updated its 2013 guidance for net income per diluted share, return on average equity and the effective income tax rate as shown below. The Company did not change its guidance for group insurance premium growth or the group insurance benefit ratio. The updated guidance also includes a share repurchase expectation for 2013.

For 2013, the Company expects net income per diluted share excluding after-tax net capital gains and losses to be in the range of $3.70 to $4.10, and to achieve a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (“AOCI”) from equity, in the range of 8.5% to 9.5%. This guidance is affected by the following factors:

•

Premiums – In 2013, the Company will continue to implement pricing actions for both new and renewal long term disability business to address the impact of elevated claims incidence and the low interest rate environment. Given these pricing actions and the effect of the continued challenging economic environment on the employment and wage levels of its group insurance customers, the Company expects a low single digit percentage decline in its group insurance premiums for 2013 compared to 2012;

•

Benefit ratio – The Company expects that the 2013 annual benefit ratio for the group insurance business will be in the range of 81% to 84%. The Company expects a continued low interest rate environment to place downward pressure on the new money investment interest rate and the discount rate used for newly established long term disability claim reserves. The annual group insurance benefit ratio guidance range assumes that the low interest rate environment will persist in 2013 and, as a result, the discount rate may be lowered 50 to 75 basis points during 2013;

•	Effective income tax rate – The Company expects that the 2013 effective income tax rate will be in the range of 22% to 24%; and

•

Share repurchases – The Company expects that share repurchases will be in the range of $40 million to $80 million for 2013. The Company will evaluate share repurchases opportunistically based on the consistency of capital generation and its view of equity market valuation.

Results for any specific year may vary due to changes in the interest rate environment and other factors described in Forward-Looking Information below.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $48.8 million for the first quarter of 2013, compared to $46.1 million for the first quarter of 2012. The increase was primarily due to lower operating expenses as a result of expense management initiatives, partially offset by less favorable claims experience in the Company’s individual disability insurance business, lower group insurance premiums and a lower discount rate used for newly established long term disability claim reserves.

Premiums for the Insurance Services segment decreased 3.2% to $533.2 million for the first quarter of 2013, compared to $551.1 million for the first quarter of 2012. Group insurance premiums for the first quarter of 2013 were $486.2 million, a 4.1% decrease from the first quarter of 2012. The decrease in group insurance premiums was primarily due to higher experience rated refunds (“ERRs”) and lower group insurance sales.

ERRs decreased group insurance premiums by $4.5 million for the first quarter of 2013 and increased group insurance premiums by $4.1 million for the first quarter of 2012. Excluding ERRs, group insurance premiums decreased 2.4% for the first quarter of 2013 compared to the first quarter of 2012. ERRs represent a cost sharing arrangement with certain group contract holders that provides refunds when claims experience is more favorable than contractual benchmarks, and provides for additional premiums to be paid when claims experience is less favorable than contractual benchmarks. ERRs can fluctuate widely from quarter to quarter depending on the underlying experience of the specific contracts.

Sales for the group insurance businesses, reported as annualized new premiums, were $97.6 million and $128.8 million for the first quarters of 2013 and 2012, respectively. The decrease in group insurance sales was primarily due to pricing competition as the Company implements pricing actions on its group long term disability business to address the effect of the elevated claims incidence and the continued low interest rate environment.

The discount rate used for newly established long term disability claim reserves was 3.75% for the first quarter of 2013, compared to 4.75% for the first quarter of 2012. The 100 basis point decrease in the discount rate resulted in a corresponding decrease in quarterly pre-tax income of approximately $8 million. The lower discount rate was the result of the continued low interest rate environment. A 25 basis point increase or decrease in the discount rate currently results in a corresponding increase or decrease in quarterly pre-tax income of approximately $2 million.

The Company’s new money investment rate for the first quarter of 2013 was 4.25%, compared to 5.50% for the first quarter of 2012. The 12-month reserve interest margin between the Company’s new money rate and average reserve discount rate was 62 basis points for the first quarter of 2013, compared to 67 basis points for the first quarter of 2012.

The benefit ratio for group insurance products, measured as benefits to policyholders and interest credited as a percentage of premiums, was 83.9% for the first quarter of 2013, compared to 83.5% for the first quarter of 2012. The 100 basis point lower discount rate used for newly established long term disability claim reserves increased the group insurance benefit ratio for the first quarter of 2013 by approximately 160 basis points. Excluding the effect of the lower discount rate, the group insurance benefit ratio improved approximately 120 basis points compared to the first quarter of 2012. The Company expects the benefit ratio to remain elevated until the associated pricing changes are fully implemented due to the effects of the economy on claims experience and the continued low interest rate environment putting pressure on the discount rate used for newly established long term disability claim reserves. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

Individual disability insurance premiums were $47.0 million for the first quarter of 2013, compared to $44.2 million for the first quarter of 2012.

The benefit ratio for individual disability insurance was 61.9% for the first quarter of 2013, compared to 52.3% for the first quarter of 2012. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will generally fluctuate more than the benefit ratio for the group insurance business.

Asset Management

The Asset Management segment reported income before income taxes of $17.2 million for the first quarter of 2013, compared to $15.0 million for the first quarter of 2012. The increase in income before income taxes was primarily due to lower operating expenses as a result of expense management initiatives.

Assets under administration for the Asset Management segment, which includes retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, increased 5.3% to $22.74 billion at March 31, 2013, compared to $21.58 billion at March 31, 2012, primarily reflecting higher equity values for retirement plan assets under administration.

StanCorp Mortgage Investors originated $273.7 million and $209.5 million of commercial mortgage loans for the first quarters of 2013 and 2012, respectively. The increase in originations was the result of increased activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses related to the impairment or the disposition of the Company’s invested assets and adjustments made in consolidation. The Other category reported a loss before income taxes of $5.7 million for the first quarter of 2013, compared to $13.4 million for the first quarter of 2012.

Net capital losses were $1.6 million for the first quarter of 2013, compared to net capital losses of $0.2 million for the first quarter of 2012. The loss before income taxes excluding net capital losses was $4.1 million for the first quarter of 2013, compared to $13.2 million for the first quarter of 2012. The lower loss before income taxes for the first quarter of 2013 was primarily due to lower operating expenses as a result of expense management initiatives, and higher net investment income compared to the first quarter of 2012.

Operating expenses for the Other category were reduced $10.3 million for the first quarter of 2013 due to the amendment of the Company’s postretirement benefit plan. This reduction in operating expenses was partially offset by approximately $4 million of non-recurring costs related to other expense management initiatives.

Net investment income increased to $3.9 million for the first quarter of 2013, compared to $2.0 million for the first quarter of 2012 primarily due to higher invested assets allocated to the Other category.

Fixed Maturity Securities and Commercial Mortgage Loans

At March 31, 2013, the Company’s investment portfolio consisted of 56.3% fixed maturity securities, 41.3% commercial mortgage loans, and 2.4% real estate and other invested assets. The overall weighted-average credit rating of the fixed maturity securities portfolio was A- (Standard & Poor’s) at March 31, 2013.

At March 31, 2013, commercial mortgage loans in the Company’s investment portfolio totaled $5.32 billion on approximately 6,400 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was approximately $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.35% and 0.33% of the portfolio balance at March 31, 2013 and 2012, respectively.

Capital and Book Value

The Company’s available capital increased $50 million to approximately $410 million at March 31, 2013 compared to December 31, 2012. The increase in available capital was primarily due to income from its insurance subsidiaries for the first quarter of 2013 and a lower risk-based capital (“RBC”) requirement due to lower expected group insurance premiums for 2013. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target RBC ratio of 300% and cash and capital at the holding company and non-insurance subsidiaries. The Company reported available capital after subtracting an allocation for expected annual interest and shareholder dividends. The RBC ratio was estimated to be 377% at March 31, 2013.

The Company’s book value per share grew 7.7% from $45.82 at March 31, 2012, to $49.36 at March 31, 2013. The Company’s book value per share excluding AOCI grew 6.0% from $40.47 at March 31, 2012, to $42.90 at March 31, 2013.

Share Repurchases

For the first quarter of 2013, the Company repurchased 249,794 shares at a total cost of $9.9 million, which reflects a volume weighted-average price of $39.55. At March 31, 2013, the Company had 2.8 million shares remaining under its repurchase authorization, which expires December 31, 2014. Diluted weighted-average shares outstanding for the first quarters of 2013 and 2012 were 44,500,049 and 44,461,841, respectively.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on average equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on April 24, 2013, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s first quarter 2013 results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through June 14, 2013.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering the conference identification number 410589. The replay will be available through May 3, 2013.

Forward-Looking Information

Some of the statements contained in this earnings release, including guidance, estimates, projections, statements related to business plans, strategies, objectives and expected operating results and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements also include, without limitation, any statement that includes words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “will be,” “will continue,” “will likely result” and similar expressions that are predictive in nature or that depend on or refer to future events or conditions. The Company’s forward-looking statements are not guarantees of future performance and involve uncertainties that are difficult to predict. They involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed in reports filed by StanCorp with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

As a provider of financial products and services, our actual results of operations may vary significantly in response to economic trends, interest rates, investment performance, claims experience, operating expenses and pricing. Given these uncertainties or circumstances, investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future results. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause the Company’s results to differ materially from management expectations suggested by forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective use of capital, including the ability to achieve financing through debt or equity.

•	Changes in liquidity needs and the liquidity of assets in its investment portfolios.

•	Performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of customer persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of bond call premiums, commercial mortgage loan prepayment fees and commercial mortgage loan participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

###

Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions - except per share data)

	Three Months Ended March 31,
	2013	2012
Revenues:
Premiums:
Insurance Services	$533.2	$551.1
Asset Management	3.0	2.2

Total premiums	536.2	553.3

Administrative fees:
Insurance Services	3.5	3.1
Asset Management	29.9	29.9
Other	(4.7)	(4.4)

Total administrative fees	28.7	28.6

Net investment income:
Insurance Services	82.0	84.6
Asset Management	73.3	73.1
Other	3.9	2.0

Total net investment income	159.2	159.7

Net capital (losses) gains:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(0.3)	(0.8)
All other net capital (losses) gains	(1.3)	0.6

Total net capital losses	(1.6)	(0.2)

Total revenues	722.5	741.4

Benefits and expenses:
Benefits to policyholders	441.8	450.0
Interest credited	46.6	47.2
Operating expenses	105.1	123.9
Commissions and bonuses	53.8	55.4
Premium taxes	9.5	10.0
Interest expense	8.5	9.7
Net increase in deferred acquisition costs, value of business acquired and other intangible assets	(3.1)	(2.5)

Total benefits and expenses	662.2	693.7

Income (loss) before income taxes:
Insurance Services	48.8	46.1
Asset Management	17.2	15.0
Other	(5.7)	(13.4)

Total income before income taxes	60.3	47.7
Income taxes	13.5	12.5

Net income	$46.8	$35.2

Net income per common share:
Basic	$1.05	$0.79
Diluted	1.05	0.79
Weighted-average common shares outstanding:
Basic	44,426,153	44,327,122
Diluted	44,500,049	44,461,841

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	March 31,	December 31,
	2013	2012
ASSETS
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $6,614.5 and $6,517.7)	$7,248.7	$7,190.7
Commercial mortgage loans, net	5,320.4	5,267.4
Real estate, net	94.2	95.5
Other invested assets	206.9	175.5

Total investments	12,870.2	12,729.1
Cash and cash equivalents	143.3	160.7
Premiums and other receivables	121.9	123.0
Accrued investment income	112.8	109.3
Amounts recoverable from reinsurers	979.0	972.4
Deferred acquisition costs, value of business acquired and other intangible assets, net	352.4	346.5
Goodwill	36.0	36.0
Property and equipment, net	86.9	90.7
Other assets	66.9	69.3
Separate account assets	5,600.1	5,154.3

Total assets	$20,369.5	$19,791.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Future policy benefits and claims	$5,851.9	$5,843.2
Other policyholder funds	5,630.8	5,531.1
Deferred tax liabilities, net	147.6	148.1
Short-term debt	1.1	1.0
Long-term debt	551.6	551.4
Other liabilities	398.8	393.2
Separate account liabilities	5,600.1	5,154.3

Total liabilities	18,181.9	17,622.3

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 44,323,664 and 44,419,448 shares issued at March 31, 2013 and December 31, 2012, respectively	84.6	89.6
Accumulated other comprehensive income	286.1	309.3
Retained earnings	1,816.9	1,770.1

Total shareholders’ equity	2,187.6	2,169.0

Total liabilities and shareholders’ equity	$20,369.5	$19,791.3

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA

AT OR FOR THE PERIODS INDICATED

(Dollars in millions - except per share data)

	Three Months Ended March 31,
	2013	2012
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	73.0%	72.8%
Individual Disability Insurance	48.2	40.1
Insurance Services segment (including interest credited)	70.6	69.9
% of total premiums:
Group Insurance (including interest credited)	83.9%	83.5%
Individual Disability Insurance	61.9	52.3
Insurance Services segment (including interest credited)	81.9	81.0
Reconciliation of non-GAAP financial measures:
Net income	$46.8	$35.2
After-tax net capital losses	(1.0)	(0.1)

Net income excluding after-tax net capital losses	$47.8	$35.3

Net capital losses	$(1.6)	$(0.2)
Tax benefit on net capital losses	(0.6)	(0.1)

After-tax net capital losses	$(1.0)	$(0.1)

Diluted earnings per common share:
Net income	$1.05	$0.79
After-tax net capital losses	(0.02)	—

Net income excluding after-tax net capital losses	$1.07	$0.79

Shareholders’ equity	$2,187.6	$2,033.5
Accumulated other comprehensive income	286.1	237.6

Shareholders’ equity excluding accumulated other comprehensive income	$1,901.5	$1,795.9

Net income return on average equity	8.6%	7.0%
Net income return on average equity (excluding accumulated other comprehensive income)	10.0	7.9
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)	10.2	8.0
Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$28.9	$42.1
Net gain from operations after federal income taxes and before realized capital gains (losses)	24.4	36.8

	March 31, 2013	December 31, 2012
Capital and surplus	$1,266.6	$1,259.6
Asset valuation reserve	120.3	117.5